PLEASE NOTE: THE BELOW TEXT OF THE DOCUMENT IN THE ENGLISH LANGUAGE IS A TRANSLATION PREPARED FOR INFORMATION PURPOSES ONLY. THE TRANSLATION MAY CONTAIN DISCREPANCIES AND OMISSIONS AND DOES NOT REPLACE THE RUSSIAN TEXT OF THIS DOCUMENT. IN ANY AND ALL CASES THE TEXT OF THIS DOCUMENT IN THE RUSSIAN LANGUAGE SHALL PREVAIL.
This exchange offer is made for the securities of a foreign company. It is important for U.S. securities holders to be aware that this announcement is subject to disclosure and regulations in England that are different from those in the United States. In addition, U.S. securities holders should be aware that this announcement has been prepared in accordance with English format and style, which differs from the U.S. format and style. In particular the financial information of OJSC Uralkali and OJSC Silvinit included herein has been prepared in accordance with International Financial Reporting Standards, and thus may not be comparable to financial information of U.S. companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.
It may be difficult for U.S. securities holders to enforce their rights and any claim they may have arising under the U.S. federal securities laws, since OJSC Uralkali is located in the Russian Federation, and some or all of its officers and directors may be residents of countries other than the United States. U.S. securities holders may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. It may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.
Securities may not be offered or sold in the United States absent registration under the US Securities Act of 1933, as amended (the “Securities Act”), or pursuant to an exemption from such registration. The OJSC Uralkali Shares to be issued in connection with the Proposed Combination are not, and will not be, registered under the Securities Act or under the securities laws of any jurisdiction of the United States and will be issued to OJSC Silvinit Shareholders in the United States in reliance on the exemption from registration provided by Rule 802 under the Securities Act and in reliance on available exemptions from any state law registration requirements. The securities of OJSC Uralkali and OJSC Silvinit have not been, and will not be, registered under the Securities Act or under the securities laws of any jurisdiction of the United States.

APPROVED

By Resolution of the Extraordinary General Shareholders’ Meeting of Open Joint Stock Company Uralkali	By Resolution of the Extraordinary General Shareholders’ Meeting of Open Joint Stock Company Silvinit

Minutes No. ______	Minutes No. ______
dated __________________	dated __________________
MERGER AGREEMENT
OF OPEN JOINT STOCK COMPANY SILVINIT
INTO
OPEN JOINT STOCK COMPANY URALKALI

Moscow	______________, 2011
     Open Joint Stock Company Uralkali, registered on October 14, 1992, main state registration number 1025901702188, registered office: 63 Ul. Pyatiletki, Berezniki, Permsky Krai, 618426, Russian

Federation (hereinafter — “OJSC Uralkali”), in the person of General Director Pavel S. Grachev, acting pursuant to the Charter of OJSC Uralkali, and
     Open Joint Stock Company Silvinit, registered on November 27, 1992, main state registration number 1025901972447, registered office: 14 Ulitsa Mira, Solikamsk, Permsky Krai, 618540, Russian Federation (hereinafter — “OJSC Silvinit”, the “Transferring Company”), in the person of General Director Vladislav A. Baumgertner, acting pursuant to the Charter of OJSC Silvinit, (hereinafter separately referred to as a “Party” and together the “Parties”)
     hereby enter into this agreement (the “Agreement”) on the following terms:
DEFINITIONS AND INTERPRETATION

Transferring Company Shares	common registered uncertificated shares of OJSC Silvinit with a par value of 50 rubles 00 kopecks each (state registration number 1-02-00282-A) and preferred registered uncertificated type A shares of OJSC Silvinit with a par value of 50 rubles 00 kopecks each (state registration number 2-02-00282-A)

Uralkali Shares	common registered uncertificated shares of OJSC Uralkali with a par value of 0.5 rubles each (state registration number 1-01-00296-A)

Additional Uralkali Shares	additional common registered uncertificated shares of OJSC Uralkali with a par value of 0.5 rubles each placed for purposes of the conversion of Transferring Company Shares into such shares

EGSM	extraordinary general shareholders’ meeting of OJSC Uralkali and/or OJSC Silvinit at which a resolution is to be adopted on the reorganization by way of Merger

Civil Code	Civil Code of the Russian Federation

Governmental Authorities	has the meaning ascribed thereto in clause 2.2 hereof

State Register	Unified State Register of Legal Entities

Merger Date	has the meaning ascribed thereto in clause 1.2 hereof

Agreement	has the meaning ascribed thereto in the Recitals to this Agreement

JSC Law	Federal Law No. 208-FZ dated December 26, 1995 on Joint Stock Companies (as amended)

Law on State Registration	Federal Law No. 129-FZ dated August 8, 2001 on State Registration of Legal Entities and Individual Entrepreneurs (as amended)

Transfer Deed	Transfer Deed of the Transferring Company

Merger	has the meaning ascribed thereto in clause 1.1 hereof

Transferring Company	has the meaning ascribed thereto in the Recitals to this Agreement

Party/Parties	has the meaning ascribed thereto in the Recitals to this Agreement

FAS Russia	Federal Antimonopoly Service of Russia

FSFM	Federal Service for Financial Markets of Russia
1. SCOPE OF THE AGREEMENT
1.1 This Agreement defines the terms and procedure for the reorganization of the Parties by way of the merger of OJSC Silvinit into OJSC Uralkali (the “Merger”), as well as the procedure for conversion and the conversion ratio of the shares of OJSC Silvinit into Uralkali Shares.
1.2 OJSC Silvinit will merge into OJSC Uralkali, and OJSC Uralkali will be reorganized by way of Merger, on the day when the entry is made in the State Register on the dissolution of the Transferring Company (the “Merger Date”). On the Merger Date the Transferring Company shall cease to exist as a legal entity, and the Merger shall be deemed completed.
1.3 Upon the Merger all of the property, rights and obligations of the Transferring Company shall pass to OJSC Uralkali by universal succession on the terms set forth in this Agreement and the Transfer Deed, in accordance with applicable Russian law.
2. RIGHTS AND OBLIGATIONS OF THE PARTIES
2.1 The Parties undertake to jointly carry out all of the actions and procedures contemplated by Russian law and the constitutional documents of the Parties that may be required for completion of the Merger. For these purposes the Parties undertake to use their own resources and those of outside experts to coordinate all actions contemplated under the Merger, including ensuring that:
•	the relevant governing bodies of the Parties adopt all resolutions and the relevant officers and/or authorized representatives of the Parties sign all documents required to complete the Merger;

•	any administrative, technical or other assistance or support is provided to one another for the preparation of all documents and performance of all procedures required to complete the Merger;

•	officers, staff, outside experts and any other authorized persons work together in an efficient manner to complete the Merger.
2.2 The Parties undertake to comply with the requirements laid down by applicable Russian law in obtaining all of the necessary authorizations and consents of the relevant federal and local governmental authorities in the Russian Federation and/or governmental authorities in foreign jurisdictions (“Governmental Authorities”) for completion of the Merger, completing all of the required registration procedures with the relevant Governmental Authorities in connection with the Merger, and file all notices in connection with the Merger required under applicable Russian law with the relevant Governmental Authorities.
2.3 The Parties undertake to ensure that the rights and lawful interests of employees of the Transferring Company are upheld in the course of the Merger in accordance with applicable Russian law.
2.4 The Parties undertake to provide to each other any documents and information required for the performance of the obligations assumed by the Parties under this Agreement and incurred by the Parties by virtue of applicable law.
3. MERGER PROCEDURE AND TERMS
3.1 The major steps to be undertaken for completion of the Merger comprise the following actions:
3.1.1	Preparations for the EGSM of OJSC Uralkali and the Transferring Company for adoption of the resolution on the Merger.

3.1.2	Adoption of resolutions on reorganization by way of Merger at the EGSM of OJSC Uralkali and the Transferring Company.

3.1.3	Filing by the Transferring Company of a notice with the state registration authority for legal entities on the adoption of a resolution on the Merger by the EGSM of the Parties and commencement of reorganization procedures.

3.1.4	After the entry on the commencement of reorganization procedures is made in the State Register, the Transferring Company shall twice place a notice regarding the reorganization of the Parties, on behalf of both Parties, with an interval of one month between the two, in the mass media outlets in which information on the state registration of legal entities is published.

3.1.5	Approval by the Board of Directors of OJSC Uralkali of a decision on the additional issuance of OJSC Uralkali shares placed by way of the conversion of the shares of the Transferring Company into such shares upon the Merger, as well as a securities prospectus in respect of such additional share issue; filing of documents required for state registration of the additional Uralkali share issue and securities prospectus with the FSFM.

3.1.6	Buyout of shares by the Parties from shareholders with voting shares of the Parties who voted against the Merger or did not take part in voting on this item and claimed redemption of all or part of their shares as and when prescribed by Articles 75 and 76 of the JSC Law.

3.1.7	Obtaining the prior consent of FAS Russia and/or any foreign antimonopoly bodies for the Merger, if such prior consent is required under the laws of the Russian Federation and/or the laws of the relevant foreign jurisdiction.

3.1.8	State registration of the additional Uralkali share issue and securities prospectus with the FSFM.

3.1.9	Record of entry in the State Register of the dissolution of the Transferring Company. Placement of OJSC Uralkali shares by way of the conversion of the shares of the Transferring Company into Additional Uralkali Shares in accordance with Article 4 hereof, the decision on the additional securities issuance and applicable Russian law.

3.1.10	Adoption by the Board of Directors of OJSC Uralkali of the placement report on the additional Uralkali share issue placed by way of the conversion of the shares of the Transferring Company into such shares upon the Merger.

3.1.11	State registration of the placement report on the additional Uralkali share issue with the FSFM.

3.1.12	State registration of amendments to the Charter of OJSC Uralkali in connection with the Merger.
3.2 Upon the Merger the creditors of the Parties will receive guarantees as provided for by applicable Russian law.
3.3 Upon the Merger the shareholders who hold voting shares of the Parties and who voted against the resolution on the Merger or did not take part in voting on this item will be given the opportunity to exercise their right to claim redemption of all or part of their shares of the Parties in accordance with Articles 75 and 76 of the JSC Law.
3.4 In the course of the Merger the Parties will timely notify the registrars of the Parties and/or other persons at each stage of the Merger process, where such notice is mandatory in accordance with Russian law.

3.5 Disclosure of information will be made concurrently with the Merger as prescribed by Russian law.
4. TERMS AND PROCEDURE FOR CONVERSION OF SHARES OF THE
TRANSFERRING COMPANY INTO URALKALI SHARES
4.1 During the Merger the shares of the Transferring Company shall be converted into Uralkali Shares. Furthermore, the shares of the Transferring Company may be converted into (i) Uralkali Shares bought back from shareholders of OJSC Uralkali in accordance with the provisions of clause 3.1.6 hereof, and (ii) Additional Uralkali Shares.
4.2 The Additional Uralkali Shares issued for purposes of the conversion of Transferring Company shares into such shares provide their holders with the same scope of rights as previously issued common shares of OJSC Uralkali Shares, as set forth in the Charter of OJSC Uralkali and applicable Russian law.
4.3 During the Merger the shares of the Transferring Company will be converted into Uralkali Shares in accordance with the following conversion ratios: 1 (one) common registered uncertificated share of OJSC Uralkali with a par value of 0.5 (zero point five) rubles each for every:
•	0,007495 common registered uncertificated shares of the Transferring Company with a par value of 50 (fifty) rubles 00 kopecks each;

•	0,019297 preferred registered uncertificated type A shares of the Transferring Company with a par value of 50 (fifty) rubles 00 kopecks each.
4.4 The number of shares of OJSC Uralkali that each shareholder of the Transferring Company will receive is calculated by dividing the number of the relevant class of shares of the Transferring Company held by such shareholder by the corresponding conversion ratio.
The number of shares of OJSC Uralkali that each shareholder of the Transferring Company will receive is calculated by dividing the number of the relevant class of shares of the Transferring Company held by such shareholder by the corresponding conversion ratio.
Should the number of shares of OJSC Uralkali to be offered to a shareholder of the Transferring Company upon conversion of the shares of the Transferring Company held by such shareholder into shares of OJSC Uralkali come to a fraction, such number shall be rounded to a whole number of shares of OJSC Uralkali offered under the conversion. The procedure for rounding the number of shares represented by a fraction up or down is carried out under the rules of arithmetic rounding. The rules of arithmetic rounding constitute a method of rounding to a whole integer whereby the integer value of a share or shares does not change if the first number after the decimal point is between 0 and 4, and is increased by one if the first number after the decimal point is between 5 and 9. If the number of shares of OJSC Uralkali to be offered to a shareholder of the Transferring Company upon conversion of the shares of the Transferring Company held by such shareholder into shares of OJSC Uralkali come to a fraction smaller than one, such number of shares is rounded up to one whole share.
If the shareholder of the Transferring Company holds common registered uncertificated shares and Class A preferred registered uncertificated shares of the Transferring Company, the number of shares of OJSC Uralkali that such shareholder is entitled to receive upon the conversion of its common registered uncertificated shares and Class A preferred registered uncertificated shares of the Transferring Company are combined for purposes of rounding, in accordance with this clause.
4.5 On the Merger Date all outstanding shares of the Transferring Company shall be deemed converted into Uralkali Shares pursuant to records contained in the shareholder register of the Transferring Company as at the Merger Date. Upon conversion the shares of the Transferring Company shall be cancelled.
4.6 The following shall be cancelled upon the Merger:

4.6.1	treasury shares of the Transferring Company;

4.6.2	shares of the Transferring Company held by OJSC Uralkali;

4.6.3	Uralkali Shares held by the Transferring Company.
5. CHARTER CAPITAL OF OJSC URALKALI
5.1 As of the effective date hereof the charter capital of OJSC Uralkali amounts to RUB 1,062,195,000 (one billion sixty-two million one hundred ninety-five thousand) rubles 00 kopecks and is divided into 2,124,390,000 (two billion one hundred twenty-four million three hundred ninety thousand) common registered uncertificated shares with a par value of 0.5 rubles each.
5.2 After completion of the Merger the charter capital of OJSC Uralkali will increase by the nominal value of the Additional Uralkali Shares placed by way of conversion of the shares of the , Transferring Company into Uralkali Shares in accordance with Art. 4 hereof.
6. SUCCESSION
6.1 Prior to the Merger Date each of the Parties will continue to hold, use and dispose of its property, exercise its rights and discharge its obligations, subject to the provisions of applicable Russian law and this Agreement.
6.2 On and after the Merger Date
•	The Transferring Company shall cease to exist as a separate legal entity;

•	OJSC Uralkali shall become the successor for all covenants and obligations of OJSC Silvinit in respect of all debtors and creditors, including disputed obligations;

•	All of the property, rights and obligations of the Transferring Company shall pass to OJSC Uralkali by universal succession, subject to the changes set forth in clause 6.3 hereof, in accordance with the Transfer Deed approved by the EGSM of the Transferring Company.
6.3 The Parties agree and acknowledge that during the period from the date on which the Transfer Deed is drawn up and until the Merger Date there may be changes in the type, composition and value of the property, and rights and obligations may be created, altered or cease for the following reasons:
•	completion of the buyout of shares in the Transferring Company from shareholders claiming redemption of all or part of their voting shares in the Transferring Company in accordance with Articles 75 and 76 of the JSC Law;

•	satisfaction of claims by creditors for the termination and/or acceleration of the obligations of the Transferring Company in accordance with applicable Russian law;

•	ordinary course of business of the Transferring Company;

•	any other changes in the composition of the property and obligations/rights and obligations of the Transferring Company transferred to OJSC Uralkali that may take place prior to the Merger Date.
6.4 Permits, licenses and other authorizations held by the Transferring Company must be reissued in the name of OJSC Uralkali in accordance with Russian law.
7. ENTRY INTO FORCE AND TERM
7.1 This Agreement shall be subject to the approval of the EGSM of the Parties and shall take effect upon being signed by the authorized representatives of both Parties.
7.2 This Agreement shall remain in full force and effect until each Party has discharged its obligations thereunder. This Agreement shall be terminated:
•	in the event of failure to obtain any required approvals from Governmental Authorities;

•	in other cases provided for by Russian law.
7.3 This Agreement shall be terminated if the Parties come to a mutual agreement to terminate this Agreement prior to the Merger Date, subject to such agreement being approved by the general shareholders’ meetings of the Parties.
8. LIABILITY OF THE PARTIES. DISPUTE RESOLUTION
8.1 The Parties shall be liable for failure to perform or to duly perform their obligations hereunder in accordance with applicable Russian law.
8.2 Any dispute or controversy between the Parties arising out of this Agreement or in connection with the validity, performance or termination thereof shall be resolved by negotiations in good faith.
8.3 If the Parties are unable to resolve a dispute or controversy in accordance with clause 8.2 hereof within 30 days from the date on which such dispute or controversy arose, such dispute or controversy shall be resolved by judicial means in accordance with applicable Russian law.
9. FINAL PROVISIONS
9.1 Unless otherwise expressly set forth herein, any amendments hereto shall be made in writing and shall be signed by duly authorized representatives of the Parties. Any amendments hereto shall take effect subject to their approval by the general shareholders’ meeting of each of the Parties.
9.2 In all matters not expressly provided for hereunder the Parties shall be governed by the norms of applicable Russian law.
9.3 Should the contact details of either of the Parties change, such Party must duly and timely notify the other Party thereof.
9.4 The Parties undertake to bear all of their own costs in connection with completion of the Merger, including, inter alia, fees for the services of legal, financial and other advisers, auditors, independent appraisers, and registrars, as well as all other expenses in connection with the Merger.
9.5 Should any provision of this Agreement or any actions of the Parties undertaken in the performance of this Agreement be deemed null and void, in contravention of applicable Russian law or invalid on any other legal grounds by virtue of the applicable provisions of Russian law, this shall not have the effect of rendering all other provisions and actions of the Parties undertaken in the performance of such other provisions void, and this Agreement shall continue and remain in force in respect of the Parties on the terms set forth herein without such invalid provision if it can be presumed that the Agreement would have been executed without the inclusion of such invalid provision.
9.6 This Agreement shall be governed by and construed in accordance with applicable Russian law.
9.7 The legal entities named in this Agreement shall be identified by their main state registration number (OGRN). Any changes to the registered address and/or name of either Party shall not have the effect of altering the terms hereof in respect of the Parties hereto.
This Agreement is made in two original counterparts, each of which shall be equally legally authentic.
SIGNATURES OF THE PARTIES

Open Joint Stock Company Uralkali

General Director / Pavel S. Grachev /

Company Seal

Open Joint Stock Company Silvinit

General Director / Vladislav A. Baumgertner /

Company Seal